Exhibit 5.1

November 20, 2020

Viatris Inc.

Ladies and Gentlemen:

We have acted as counsel for Viatris Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) 72,500,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company authorized for grant pursuant to the Viatris Inc. 2020 Stock Incentive Plan (the “Viatris Plan”), (ii) 6,757,640 shares of Common Stock to be issued pursuant to the exercise of outstanding stock options granted to participants under the Mylan N.V. Amended and Restated 2003 Long-Term Incentive Plan (the “Mylan Plan” and, together with the Viatris Plan, the “Plans”) and assumed by the Company in connection with the transactions contemplated by the Business Combination Agreement dated as of July 29, 2019, by and among Pfizer Inc., the Company, Mylan N.V. and certain of their respective affiliates, as amended (the “Business Combination Agreement”), and (iii) 13,535,627 shares of Common Stock subject to outstanding equity-based awards, other than stock options, assumed by the Company in connection with the transactions contemplated by the Business Combination Agreement, or that otherwise remain available for issuance under the Mylan Plan (collectively, the “Shares”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Amended and Restated Certificate of Incorporation of the Company; (b) the Amended and Restated Bylaws of the Company; and (c) certain resolutions adopted by the Board of Directors of the Company.

In expressing the opinions set forth herein, we have assumed, with your consent and without independent investigation or verification, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as duplicates or copies. We have relied, with respect to factual matters, on statements of public officials and officers and other representatives of the Company.

Based on the foregoing and subject to the qualifications set forth herein, and subject to compliance with applicable state securities laws, we are of the opinion that the Shares, when and if issued pursuant to the terms of the applicable Plan, will be validly issued, fully paid and non-assessable.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States of America. In particular, we do not purport to pass on any matter governed by the laws of Pennsylvania.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Viatris Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

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